Exhibit 99.2

Monolithic Power Systems

Full Year 2025 and Q4’25 Earnings Commentary

The highest quality power solutions for

Industrial Applications, Telecom Infrastructures,

Cloud Computing, Automotive, and Consumer Applications

Monolithic Power Systems Reports Fourth Quarter and Full Year 2025 Results on February 5, 2026

MPS reported its results after market close on February 5, 2026 and will host a question-and-answer webinar at 2:00 p.m. PT / 5:00 p.m. ET. The webinar can be accessed at https://mpsic.zoom.us/j/99373894222.

2025 Financial Summary	(Unaudited)

GAAP

	2025	2024	YoY Change	YoY Change (%)
Revenue ($k)	$ 2,790,459	$ 2,207,100	$ 583,359	26.4%
Gross Margin	55.2%	55.3%	(0.1) pts	(0.2)%
Opex ($k)	$ 811,105	$ 681,512	$ 129,593	19.0%
Operating Margin	26.1%	24.4%	1.7 pts	7.0%
Net income ($k)	$ 615,927	$ 1,786,700	$ (1,170,773)	(65.5)%
Diluted EPS	$ 12.75	$ 36.59	$ (23.84)	(65.2)%

Non-GAAP

	2025	2024	YoY Change	YoY Change (%)
Revenue ($k)	$ 2,790,459	$ 2,207,100	$ 583,359	26.4%
Gross Margin	55.5%	55.8%	(0.3) pts	(0.5)%
Opex ($k)	$ 567,519	$ 466,379	$ 101,140	21.7%
Operating Margin	35.2%	34.6%	0.6 pts	1.7%
Net income ($k)	$ 858,434	$ 689,755	$ 168,679	24.5%
Diluted EPS	$ 17.77	$ 14.12	$ 3.65	25.8%
Tax Rate	15.0%	12.5%	2.5 pts	20.0%

Revenue by End Market

	Revenue		YoY Change		% of Revenue
End Market ($M)	2025	2024	$	%	2025	2024
Storage & Computing	$ 732.5	$ 501.6	$ 230.9	46.0%	26.3%	22.7%
Enterprise Data	701.8	716.2	(14.4)	(2.0)%	25.2	32.5
Automotive	592.5	414.0	178.5	43.1%	21.2	18.8
Communications	309.1	225.9	83.2	36.8%	11.1	10.2
Consumer	255.2	202.0	53.2	26.3%	9.1	9.1
Industrial	199.4	147.4	52.0	35.3%	7.1	6.7
Total	$ 2,790.5	$ 2,207.1	$ 583.4	26.4%	100%	100%

Q4 2025 Financial Summary	(Unaudited)

GAAP

	Q4'25	Q3'25	Q4'24	QoQ Change	YoY Change
Revenue ($k)	$ 751,155	$ 737,176	$ 621,665	1.9%	20.8%
Gross Margin	55.2%	55.1%	55.4%	0.1 pts	(0.2) pts
Opex ($k)	$ 214,331	$ 211,045	$ 181,101	1.6%	18.3%
Operating Margin	26.6%	26.5%	26.3%	0.1 pts	0.3 pts
Net income ($k)	$ 170,136	$ 178,274	$ 1,449,363	(4.6)%	(88.3)%
Diluted EPS	$ 3.46	$ 3.71	$ 29.88	(6.7)%	(88.4)%

Non-GAAP

	Q4'25	Q3'25	Q4'24	QoQ Change	YoY Change
Revenue ($k)	$ 751,155	$ 737,176	$ 621,665	1.9%	20.8%
Gross Margin	55.5%	55.5%	55.8%	Flat	(0.3) pts
Opex ($k)	$ 148,050	$ 148,339	$ 126,117	(0.2)%	17.4%
Operating Margin	35.8%	35.4%	35.5%	0.4 pts	0.3 pts
Net income ($k)	$ 235,327	$ 227,114	$ 198,401	3.6%	18.6%
Diluted EPS	$ 4.79	$ 4.73	$ 4.09	1.3%	17.1%
Tax Rate	15.0%	15.0%	12.5%	Flat	2.5 pts

Revenue by End Market

	Revenue		YoY Change		% of Revenue
End Market ($M)	Q4'25	Q4'24	$	%	Q4'25	Q4'24
Enterprise Data	$ 233.5	$ 194.9	$ 38.6	19.8%	31.1%	31.3%
Storage & Computing	162.1	136.5	25.6	18.8%	21.6	22.0
Automotive	151.0	128.4	22.6	17.6%	20.1	20.6
Communications	83.7	63.8	19.9	31.2%	11.1	10.3
Consumer	66.2	57.3	8.9	15.5%	8.8	9.2
Industrial	54.7	40.8	13.9	34.1%	7.3	6.6
Total	$ 751.2	$ 621.7	$ 129.5	20.8%	100%	100%

Ongoing Business Conditions

In 2025, MPS's revenue grew 26.4% year-over-year and achieved record revenue of $2.8 billion. This is our 14th consecutive year of revenue growth driven by consistent execution, continued innovation, and strong customer focus.

Highlights from 2025 include:

1.	Our non-Enterprise Data end markets grew by over 40% year-over-year, showcasing the strength of our diversified business model.

2.	We achieved our milestone of securing more than $4B of geographically balanced capacity and continue to add additional supply chain partners to support future growth.

3.	We had record module revenue and positioned for a further shift to solutions by sampling our 800V power solution for data center.

4.	In automotive, we launched solutions for 48V and Zonal architectures including the first fully integrated 48V e-fuse and a kilowatt level zonal controller that will support growth in 2026 and beyond.

5.	We expanded our customer base in Data Center for power solutions across AI, server, memory, optical modules, and switch applications with leading edge current density, power efficiency, and packaging.

In Q4 2025, MPS achieved record quarterly revenue of $751.2 million, 1.9% higher than revenue in the third quarter of 2025 and 20.8% higher than revenue in the fourth quarter of 2024. Overall, we continued to demonstrate strong diversified growth and our ability to swiftly adapt all aspects of our business to the fluid geopolitical and macro-economic environment.

Our strategy remains unchanged. MPS continues to focus on innovation and solving our customers’ most challenging problems. We continue to invest in new technology, expand into new markets, and to diversify our end-market applications and global supply chain. This will allow us to capture future growth opportunities, maintain supply stability, and rapidly adapt to market changes as they occur.

“Our results demonstrate our continued success in transforming from a chip-only, semiconductor supplier to a full service, silicon-based solutions provider,” said Michael Hsing, CEO and founder of MPS.

2025 Full Year Revenue Results

Our full year 2025 revenue by end market was as follows:

Full year 2025 Storage and Computing revenue grew $230.9 million over the prior year to $732.5 million. This 46.0% increase was driven by higher sales of power solutions for memory, storage, notebooks and graphic cards. Storage and Computing revenue represented 26.3% of MPS’s total revenue in 2025 compared with 22.7% in 2024.

Automotive revenue grew $178.5 million year over year to $592.5 million in 2025. This 43.1% gain was driven by higher sales across all categories including applications supporting advanced driver assistance systems and infotainment. Automotive revenue represented 21.2% of MPS’s full year 2025 revenue compared with 18.8% in 2024.

Communications revenue increased $83.2 million in 2025 to $309.1 million. This 36.8% increase was a result of higher sales of power solutions for optical modules and routers. Communications revenue represented 11.1% of our 2025 revenue compared with 10.2% in 2024.

Consumer revenue increased $53.2 million to $255.2 million in 2025. This 26.3% year-over-year increase was a result of higher sales in home appliances and gaming solutions. Consumer revenue represented 9.1% of MPS’s full year 2025 and 2024 revenue.

Industrial revenue grew by $52.0 million to $199.4 million in 2025. This 35.3% increase was driven by higher sales for power sources and instrumentation applications. Industrial revenue represented 7.1% of MPS’s full year 2025 revenue compared with 6.7% in 2024.

Enterprise Data revenue decreased $14.4 million to $701.8 million in 2025. Enterprise Data revenue represented 25.2% of MPS’s total revenue in 2025 compared with 32.5% in 2024.

Q4 2025 Revenue Results

MPS reported fourth quarter revenue of $751.2 million, 1.9% higher than the third quarter of 2025 and 20.8% higher than the fourth quarter of 2024.

In our Enterprise Data market, fourth quarter 2025 revenue of $233.5 million increased 21.9% from the third quarter of 2025. The sequential increase was primarily driven by stronger sales in power management solutions for AI and server applications. Fourth quarter 2025 Enterprise Data revenue was up 19.8% year over year. Enterprise Data revenue represented 31.1% of MPS's fourth quarter 2025 revenue compared with 31.3% in the fourth quarter of 2024.

Fourth quarter 2025 Communications revenue of $83.7 million was up 4.9% from the third quarter of 2025 primarily due to higher sales into routers and optical modules. Fourth quarter 2025 Communications revenue was up 31.2% year over year. Communications sales represented 11.1% of our total fourth quarter 2025 revenue compared with 10.3% in the fourth quarter of 2024.

Fourth quarter Automotive revenue of $151.0 million decreased 0.4% from the third quarter of 2025 as higher sales from power solutions for ADAS and USB applications were offset by lower sales in applications supporting infotainment. Fourth quarter 2025 Automotive revenue was up 17.6% year over year. Automotive revenue represented 20.1% of MPS’s fourth quarter 2025 revenue compared with 20.6% in the fourth quarter of 2024.

Fourth quarter 2025 Industrial revenue of $54.7 million decreased 1.1% from the third quarter of 2025 primarily due to lower sales in industrial meter applications. Fourth quarter 2025 Industrial revenue was up 34.1% year over year. Industrial revenue represented 7.3% of our total fourth quarter 2025 revenue compared with 6.6% in the fourth quarter of 2024.

Fourth quarter 2025 Consumer revenue of $66.2 million decreased 8.6% from the third quarter of 2025 primarily from lower sales in smart TV solutions. Fourth quarter 2025 Consumer revenue was up 15.5% year over year. Consumer revenue represented 8.8% of our total fourth quarter 2025 revenue compared with 9.2% in the fourth quarter of 2024.

Fourth quarter 2025 Storage and Computing revenue of $162.1 million decreased 13.1% from the third quarter of 2025 as lower sales of power solutions for notebooks offset higher sales for memory and storage solutions. Fourth quarter 2025 Storage and Computing revenue was up 18.8% year over year. Storage and Computing revenue represented 21.6% of MPS’s fourth quarter 2025 revenue compared with 22.0% in the fourth quarter of 2024.

Q4 2025 Gross Margin & Operating Income

GAAP gross margin was 55.2%, 0.1 percentage points higher than the third quarter of 2025. Our GAAP operating income was $199.9 million compared to $195.2 million reported in the third quarter of 2025.

Non-GAAP gross margin for the fourth quarter of 2025 was 55.5%, flat to the third quarter of 2025. Our non-GAAP operating income was $269.0 million compared to $260.6 million reported in the third quarter of 2025.

Q4 2025 Operating Expenses

Our GAAP operating expenses were $214.3 million in the fourth quarter of 2025 compared with $211.0 million in the third quarter of 2025. Our Non-GAAP operating expenses were $148.1 million, down from $148.3 million in the third quarter of 2025.

The differences between non-GAAP operating expenses and GAAP operating expenses for the quarters discussed here are primarily stock-based compensation and related expenses and deferred compensation plan expense.

Total stock-based compensation and related expenses, including approximately $2.1 million charged to cost of goods sold, was $66.9 million compared with $60.9 million recorded in the third quarter of 2025.

The Bottom Line

Fourth quarter 2025 GAAP net income was $170.1 million or $3.46 per fully diluted share, compared with $178.3 million or $3.71 per share in the third quarter of 2025.

Fourth quarter 2025 non-GAAP net income was $235.3 million or $4.79 per fully diluted share, compared with $227.1 million or $4.73 per fully diluted share in the third quarter of 2025.

Fourth quarter 2025 non-GAAP tax rate of 15% was flat to the third quarter of 2025.

There were 49.2 million fully diluted shares outstanding at the end of the fourth quarter of 2025.

Balance Sheet and Cash Flow

Cash, cash equivalents and short-term investments were $1.26 billion at the end of the fourth quarter of 2025 compared to $1.27 billion at the end of the third quarter of 2025. For the fourth quarter of 2025, MPS generated operating cash flow of $104.9 million compared with the third quarter of 2025 operating cash flow of $239.3 million.

Accounts receivable at the end of the fourth quarter of 2025 were $255.6 million, representing 31 days of sales outstanding, which was 1 day higher than the 30 days reported at the end of the third quarter of 2025.

Our internal inventories at the end of the fourth quarter of 2025 were $564.6 million, up from $505.7 million at the end of the third quarter of 2025. Days of inventory of 153 days at the end of the fourth quarter of 2025 was 14 days higher than at the end of the third quarter of 2025.

We have carefully managed our internal inventories throughout the year, balancing the uncertainty in the market with being prepared to capture market upturns when they occur. Comparing current inventory levels using next quarter’s projected revenue, days of inventory at the end of the fourth quarter of 147 days was 10 days higher than at the end of the third quarter of 2025.

Selected Balance Sheet and Inventory Data	(Unaudited)

	Q4'25	Q3'25	Q4'24
Cash, Cash Equivalents, and Short-Term Investments	$ 1,256.5 M	$ 1,269.5 M	$ 862.9 M
Operating Cash Flow	$ 104.9 M	$ 239.3 M	$ 167.7 M
Accounts Receivable	$ 255.6 M	$ 241.6 M	$ 172.5 M
Days of Sales Outstanding	31 Days	30 Days	25 Days
Internal Inventories	$ 564.6 M	$ 505.7 M	$ 419.6 M
Days of Inventory (current quarter revenue)	153 Days	139 Days	138 Days
Days of Inventory (next quarter revenue)	147 Days	137 Days	134 Days

Q1 2026 Business Outlook

For the first quarter of 2026 ending March 31, we are forecasting:

•	Revenue in the range of $770 million to $790 million.

•	GAAP gross margin in the range of 54.9% to 55.5%

•

Non-GAAP gross margin in the range of 55.2% to 55.8% which excludes the impact from stock-based compensation and related expenses as well as the impact from amortization of acquisition-related intangible assets.

•	Total stock-based compensation and related expenses in the range of $52.8 million to $54.8 million including approximately $1.7 million that would be charged to cost of goods sold.

•	GAAP operating expenses between $207.1 million and $213.1 million.

•	Non-GAAP operating expenses in the range of $156.0 million to $160.0 million. This estimate excludes stock-based compensation and related expenses in the range of $51.1 million to $53.1 million.

•	Interest and other income in the range from $7.4 million to $7.8 million before foreign exchange gains or losses.

•	Non-GAAP tax rate of 15% for 2026.

•	Fully diluted shares outstanding in the range of 49.0 to 49.4 million shares.

Our quarterly dividend will increase 28% to $2.00 per share from $1.56 per share for stockholders of record as of March 31, 2026.

For further information, contact:

Tony Balow

Vice President, Finance

Monolithic Power Systems, Inc.

MPSInvestor.Relations@monolithicpower.com

Safe Harbor Statement

This earnings commentary contains, and statements that will be made during the accompanying webinar will contain, forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that should not be unduly relied upon, including under the “Q1’26 Business Outlook” section herein, our statement regarding our business focus, our statement regarding our ability to capture future growth opportunities, maintain supply stability and swiftly adapt to market changes as they occur, and the drivers for our projected future growth in the automotive end market, including, among other things, (i) projected revenue, GAAP and non-GAAP gross margin, GAAP and non-GAAP operating expenses, stock-based compensation and related expenses, amortization of acquisition-related intangible assets, other income before foreign exchange gains or losses, and fully diluted shares outstanding, (ii) our outlook for the first quarter of fiscal year 2026 and the near-term, medium-term and long-term prospects of MPS, including our ability to adapt to changing market conditions, performance against our business plan, our ability to grow despite the various challenges facing our business, our industry and the global economic environment, revenue growth in certain of our end markets, potential new business segments, our continued investment in research and development (“R&D”), expected revenue growth, customers’ acceptance of our new product offerings, the prospects of our new product development, our expectations regarding market and industry trends and prospects, and our projected expansion of capacity and the impact it may have on our business, (iii) our ability to penetrate new markets and expand our market share, (iv) our ability to reduce our expenses, and (vi) statements regarding the assumptions underlying or relating to any statement described in (i), (ii), (iii), or (iv). These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this earnings commentary and listeners to the accompanying conference call are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Factors that could cause actual results to differ include, but are not limited to, continued uncertainties in the global economy, including due to current and potential conflicts, global tariffs, export controls and retaliatory measures and announcements regarding same, inflation, consumer sentiment and other factors; adverse events arising from orders or regulations of governmental entities, including such orders or regulations that impact our customers or suppliers, and adoption of new or amended accounting standards; adverse changes in laws and government regulations such as tariffs on imports of foreign goods, export regulations and export classifications, and tax laws (including the H.R.1 Act signed into law on July 4, 2025) or the interpretation of same, including in foreign countries where MPS has offices or operations; the effect of export controls, trade and economic sanctions regulations and other regulatory or contractual limitations on our ability to sell or develop our products in certain foreign markets, particularly in China; our ability to obtain governmental licenses and approvals for international trading activities or technology transfers, including export licenses; acceptance of, or demand for, our products, in particular the new products launched recently, being different than expected; our ability to increase market share in our targeted markets; difficulty in predicting or budgeting for future customer demand and channel inventories, expenses and financial contingencies (including as a result of any impact from current and potential conflicts); our ability to efficiently and effectively develop new products and receive a return on our R&D expense investment; our ability to attract new customers and retain existing customers; our ability to meet customer demand for our products due to constraints on our third-party suppliers’ ability to manufacture sufficient quantities of our products or otherwise; our ability to expand manufacturing capacity to support future growth; adverse changes in production and testing efficiency of our products; any political, cultural, military, regulatory, economic, foreign exchange and operational changes in China, where a significant portion of our manufacturing capacity comes from; any market disruptions or interruptions in our schedule of new product development releases; our ability to manage our inventory levels; adequate supply of our products from our third-party manufacturing partners; adverse changes or developments in the semiconductor industry generally, which is cyclical in nature, and our ability to adjust our operations to address such changes or developments; the ongoing consolidation of companies in the semiconductor industry; competition generally and the increasingly competitive nature of our industry; our ability to realize the anticipated benefits of companies and products that MPS acquires, and our ability to effectively and efficiently integrate these acquired companies and products into our operations; the risks, uncertainties and costs of litigation in which MPS is involved; the outcome of any upcoming trials, hearings, motions and appeals; the adverse impact on our financial performance if its tax and litigation provisions are inadequate; our ability to effectively manage our growth and attract and retain qualified personnel; the effect of epidemics and pandemics on the global economy and on our business; the risks associated with the financial market, economy, global tariffs, export controls and retaliatory measures and announcements regarding same, and geopolitical uncertainties, including current and potential conflicts; and other important risk factors identified under the caption “Risk Factors” and elsewhere in our Securities and Exchange Commission (“SEC”) filings, including, but not limited to, our Annual Report on Form 10-K filed with the SEC on March 3, 2025. MPS assumes no obligation to update the information in this earnings commentary or in the accompanying webinar.

Non-GAAP Financial Measures

This earnings commentary contains references to certain non-GAAP financial measures. Non-GAAP net income, non-GAAP net income per share, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating income, non-GAAP other income, net, and non-GAAP income before income taxes differ from net income, net income per share, gross margin, operating expenses, operating income, other income, net, and income before income taxes determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Non-GAAP net income and non-GAAP net income per share exclude the effect of stock-based compensation and related expenses, which include stock-based compensation expense and employer payroll taxes in relation to the stock-based compensation, net deferred compensation plan expense (income), amortization of acquisition-related intangible assets and related tax effects. Non-GAAP net income and non-GAAP net income per share in the prior year also exclude the recognition of a tax benefit granted to a foreign subsidiary. Non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP operating income excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and deferred compensation plan expense. Non-GAAP other income, net excludes the effect of deferred compensation plan income. Non-GAAP income before income taxes excludes the effect of stock-based compensation and related expenses, amortization of acquisition-related intangible assets and net deferred compensation plan expense (income). Projected non-GAAP gross margin excludes the effect of stock-based compensation and related expenses, and amortization of acquisition-related intangible assets. Projected non-GAAP operating expenses exclude the effect of stock-based compensation and related expenses. These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A schedule reconciling non-GAAP financial measures is included at the end of this press release. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance and to evaluate and manage its internal business and assist in making financial operating decisions. MPS believes that the inclusion of non-GAAP financial measures, together with GAAP measures, provides investors with an alternative presentation useful to investors’ understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, provides investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS. See the GAAP to Non-GAAP reconciliations in the tables set forth below.

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$170,136	$1,449,363	$615,927	$1,786,700

Adjustments to reconcile net income to non-GAAP net income:
Stock-based compensation and related expenses	66,875	56,320	241,841	213,209
Amortization of acquisition-related intangible assets	320	320	1,280	1,303
Deferred compensation plan expense (income), net	(113)	573	585	867
Tax effect of non-GAAP adjustments	(1,891)	(22,773)	(1,199)	(26,922)
Recognition of a tax benefit granted to a foreign subsidiary	-	(1,285,402)	-	(1,285,402)
Non-GAAP net income	$235,327	$198,401	$858,434	$689,755

Non-GAAP net income per share:
Basic	$4.85	$4.11	$17.87	$14.19
Diluted	$4.79	$4.09	$17.77	$14.12

Shares used in the calculation of non-GAAP net income per share:
Basic	48,502	48,317	48,035	48,599
Diluted	49,168	48,506	48,309	48,835

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Gross profit	$414,267	$344,408	$1,539,741	$1,220,870
Gross margin	55.2%	55.4%	55.2%	55.3%

Adjustments to reconcile gross profit to non-GAAP gross profit:
Stock-based compensation and related expenses	2,137	1,745	7,675	6,975
Amortization of acquisition-related intangible assets	287	287	1,148	1,171
Deferred compensation plan expense	387	417	1,329	1,500
Non-GAAP gross profit	$417,078	$346,857	$1,549,893	$1,230,516
Non-GAAP gross margin	55.5%	55.8%	55.5%	55.8%

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total operating expenses	$214,331	$181,101	$811,105	$681,512

Adjustments to reconcile total operating expenses to non-GAAP total operating expenses:
Stock-based compensation and related expenses	(64,738)	(54,575)	(234,166)	(206,234)
Amortization of acquisition-related intangible assets	(33)	(33)	(132)	(132)
Deferred compensation plan expense	(1,510)	(376)	(9,288)	(8,767)
Non-GAAP operating expenses	$148,050	$126,117	$567,519	$466,379

RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total operating income	$199,936	$163,307	$728,636	$539,358

Adjustments to reconcile total operating income to non-GAAP total operating income:
Stock-based compensation and related expenses	66,875	56,320	241,841	213,209
Amortization of acquisition-related intangible assets	320	320	1,280	1,303
Deferred compensation plan expense	1,897	793	10,617	10,267
Non-GAAP operating income	$269,028	$220,740	$982,374	$764,137

RECONCILIATION OF OTHER INCOME, NET, TO NON-GAAP OTHER INCOME, NET

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total other income, net	$9,837	$6,224	$37,580	$33,554

Adjustments to reconcile other income, net to non-GAAP other income, net:
Deferred compensation plan income	(2,010)	(220)	(10,032)	(9,400)
Non-GAAP other income, net	$7,827	$6,004	$27,548	$24,154

RECONCILIATION OF INCOME BEFORE INCOME TAXES TO NON-GAAP INCOME BEFORE INCOME TAXES

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total income before income taxes	$209,773	$169,531	$766,216	$572,912

Adjustments to reconcile income before income taxes to non-GAAP income before income taxes:
Stock-based compensation and related expenses	66,875	56,320	241,841	213,209
Amortization of acquisition-related intangible assets	320	320	1,280	1,303
Deferred compensation plan expense (income), net	(113)	573	585	867
Non-GAAP income before income taxes	$276,855	$226,744	$1,009,922	$788,291

2026 FIRST QUARTER OUTLOOK

RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN

(Unaudited)

	Three Months Ending
	March 31, 2026
	Low	High
Gross margin	54.9%	55.5%
Adjustment to reconcile gross margin to non-GAAP gross margin:
Stock-based compensation and other expenses	0.3%	0.3%
Non-GAAP gross margin	55.2%	55.8%

RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES

(Unaudited, in thousands)

	Three Months Ending
	March 31, 2026
	Low	High
Operating expenses	$207,100	$213,100
Adjustments to reconcile operating expenses to non-GAAP operating expenses:
Stock-based compensation and other expenses	(51,100)	(53,100)
Non-GAAP operating expenses	$156,000	$160,000